SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549

                   ..................................

                                FORM 8-K

                             CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                             August 3, 2006
            Date of report (Date of earliest event reported)


                   ..................................


                         EXCEL TECHNOLOGY, INC.
           (Exact Name of Registrant as Specified in Charter)


       Delaware                   0-19306               11-2780242
(State or Other Juris-       (Commission File No.)    (IRS Employer
diction of Incorporation)                           Identification No.)


                41 Research Way, East Setauket, NY 11733
      (Address of principal executive offices, including zip code)

                             (631) 784-6175
          (Registrant's telephone number, including area code)

                   ..................................


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



ITEM 2.02   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On August 3, 2006 the Registrant announced results for its second quarter ended June 30, 2006. A copy of the press release is attached as an exhibit.

Use of Non-GAAP Financial Information

     To supplement Excel's consolidated financial statements presented in accordance with GAAP, Excel uses non-GAAP measures of certain components of financial performance, including net income and earnings per diluted share, which are adjusted from results based on GAAP to exclude merger costs associated with the pending merger with Coherent. The presentation of non-GAAP financial results is not meant to be considered in isolation or as a substitute for, or superior to, GAAP results. Investors should be aware that non-GAAP measures have inherent material limitations as an analytical tool and should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. These non-GAAP financial measures may also be different from non-GAAP financial measures used by other companies. These non-GAAP adjustments are provided to enhance the user's overall understanding of Excel's current financial performance and its prospects for the future. Specifically, Excel believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses and charges that Excel believes are not indicative of its operational performance.

ITEM 9.01.  Financial Statements and Exhibits.

       (d)  Exhibits

            99.1  Press Release of Excel Technology, Inc., issued
                  August 3, 2006.

                              Signatures:
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 3, 2006

                           EXCEL TECHNOLOGY, INC.



                           By:  /s/ Antoine Dominic
                                .......................................
                                Antoine Dominic
                                President and Chief Executive Officer
                                (Principal Executive Officer)



FOR IMMEDIATE RELEASE                 Contact:  J. Donald Hill, Chairman
                                                        or
                                      Investor Relations
                                      631-784-6175

           EXCEL TECHNOLOGY ANNOUNCES SECOND QUARTER RESULTS
                    RECORD SALES, PROFITS* AND EPS*


     Record Sales   - $39.5 million for Q2 2006 vs $33.3 million for Q2
                      2005, (18.7% increase)
     Record Profits - $4.9* million for Q2 2006 vs  $4.0 million for Q2
                      2005, (23% increase)
     Record EPS     - $0.39* for Q2 2006 vs. $0.33 for Q2 2005 per
                      diluted share, (18% increase)
     Record EPS YTD - $0.75* for YTD Q2 2006 vs. $0.53 for YTD Q2 2005
                      per diluted share (41.5% increase)


* WITHOUT MERGER RELATED COSTS, NET OF TAXES


EAST SETAUKET, N.Y., August 3, 2006 - Excel Technology, Inc. (NASDAQ:
XLTC) today announced the results for the second quarter ended June 30, 2006, posting record sales of $39.5 million and net income of $4.0 million ($0.32 per diluted share) which included $0.9 million (net of taxes) of costs related to the pending merger with Coherent. Excluding the $0.9 million (net of taxes) of merger costs ($0.07 per diluted share), the Company earned $4.9 million ($0.39 per diluted share).

Sales: The Company realized record sales of $39.5 million, an increase of 18.7% or $6.2 million, for the three months ended June 30, 2006 and $75.9 million, an increase of 19.4% or $12.4 million, for the six months ended June 2006, over the comparable periods in 2005.

Profits:   Net income, excluding merger costs was $4.9 million for the second quarter of this year as compared to $4.0 million in the same period last year, an increase of 23%. For the six months ended June 2006, net income, without costs associated with the pending merger was $9.4 million compared to $6.5 million for the same period in 2005, an increase of 45%.

EPS: Net income per share, including merger related costs, is $0.32 per diluted share for the quarter and $0.63 per diluted share for the six months ending June 30, 2006. Net income per share, without merger related expenses, was $0.39 on a diluted basis for the quarter ended June 30, 2006, 18% higher than the $0.33 per share on a diluted basis reported for the same period in 2005. For the six months ended June 30, 2006, net income per share, without merger related expenses, was $ 0.75 on a diluted basis in 2006 compared to $0.53 on a diluted basis for 2005, a 41.5% increase.

Q 1 2006 Results: Sales for the first quarter ended March 31, 2006 were $36.3 million and net income was $3.9 million ($0.31 per diluted share). Net income for the first quarter of 2006 on a GAAP basis included $0.6 million (net of tax) ($0.05 per diluted share) in merger related expenditures related to the pending Coherent acquisition. Excluding this charge, non-GAAP net income was $4.5 million ($0.36 per diluted share).

Antoine Dominic, Chief Executive Officer, stated "Our growth rate of revenues and income was quite good for the quarter and for the first six months of 2006. I believe we could have achieved better results if not for the distractions associated with the acquisition. Our bookings growth of 20% for the first six months has resulted in a higher backlog entering the second half of 2006. Our operational strategy still remains the same as we continue to invest in our product development efforts thereby broadening our product and application portfolio. Our new product introductions during the first six months of 2006 have been well received in the markets and should help us in achieving our growth strategies. We have held off on some of our direct global expansion plans due to the pending merger with Coherent. We are optimistic about our opportunities and future growth.

Alice Hughes Varisano, Chief Financial Officer, concluded, "The Company has delivered four straight quarters of record sales, profits and earnings per share (excluding costs associated with the pending merger with Coherent). Sales increased 18.7% during the quarter and 19.4% for the first six months compared to the same period last year. Second quarter pre tax net income (without merger related expenditures) increased 33.8% to $7.1 million and for the six months ending June 30, 2006 increased 55.7% to $13.6 million, compared to the same period last year. The Company generated $8.0 million of cash during the first six months of 2006, resulting in a cash and investment balance of $58 million as of June 30, 2006, with no debt. Year to date bookings at June 30, 2006 were $80 million, an increase of over 20% or $13.7 million over the same period in the prior year. The backlog at the end of the second quarter 2006 was $37.3 million an increase of 16.6% or $5.3 million compared to $32.0 million backlog for the second quarter 2005, which is a healthy foundation for the second half of the year."

Excel and its wholly owned subsidiaries manufacture and market photonics-based solutions, consisting of laser systems and electro-optical components, primarily for industrial/commercial and scientific applications.

                           FINANCIAL SUMMARY
          (unaudited and in thousands, except per share data)

                                   FOR THE QUARTER      FOR THE YEAR
                                    ENDED JUNE 30       ENDED JUNE 30
                                     2006     2005      2006      2005
                                 ........  ........  ........  ........
Net Sales & Services             $ 39,530  $ 33,296  $ 75,855  $ 63,510
Cost of Sales and Services       $ 21,484  $ 17,073  $ 40,540  $ 33,265
                                 ........  ........  ........  ........
Gross Profit                     $ 18,046  $ 16,223  $ 35,315  $ 30,245
Operating Expenses:
  Selling & Marketing            $  4,965  $  4,718  $  9,741  $  9,067
  General & Administrative       $  3,070  $  2,727  $  5,965  $  5,961
  Research and Development       $  3,655  $  3,755  $  7,280  $  7,090
                                 ........  ........  ........  ........
Operating Income                 $  6,356  $  5,023  $ 12,329  $  8,127
Merger Expenses                  $  1,146  $      0  $  1,984  $      0
Other Income                     $    736  $    279  $  1,288  $    618
                                 ........  ........  ........  ........
Pre-Tax Income                   $  5,946  $  5,302  $ 11,633  $  8,745
Provision for Income Taxes       $  1,956  $  1,313  $  3,776  $  2,243
                                 ........  ........  ........  ........
Net Income                       $  3,990* $  3,989  $  7,857* $  6,502
                                 ........  ........  ........  ........
                                 ........  ........  ........  ........

Net Income Per Common
  Share - Diluted                $   0.32* $   0.33  $   0.63*  $  0.53
Weighted Average Common
Shares Outstanding - Diluted       12,531    12,237    12,496    12,236

Reconciliation of GAAP to non-GAAP net income and EPS
* Net income as reported under GAAP of $3,990 and $7,857, excluding the merger related expenditures, net of tax effect, of approximately $904 for the three months ending June 30, 2006 (or 7 cents per diluted share) and 1,539 for the six months ending June 30, 2006 (or 12 cents per diluted share) would have been $4,894 and 9,396 respectively
(unaudited).   EPS without these charges would have been $0.39 and $0.75
per diluted share for the three and six months ending June 30,2006, respectively (unaudited).


                BALANCE SHEET & SELECTED FINANCIAL DATA

                                        JUNE 30, 2006  DECEMBER 31, 2005
Cash                                        $   9,475          $  16,303
Investments                                 $  48,500          $  34,000
Accounts Receivable, net                    $  25,151          $  22,879
Inventory                                   $  36,255          $  30,269
Other Current Assets                        $   2,820          $   3,013
                                            .........          .........
Total Current Assets                        $ 122,201          $ 106,464
Property, Plant & Equipment, net            $  25,394          $  25,983
Other Non-Current Assets & Goodwill         $  32,108          $  31,591
                                            .........          .........
Total Assets                                $ 179,703          $ 164,038
                                            .........          .........
                                            .........          .........
Accounts Payable                            $   7,602          $   4,829
Accrued Expenses and
  Other Current Liabilities                 $   6,102          $   5,882
  Income Taxes Payable                      $   4,456          $   1,097
                                            .........          .........
Total Current Liabilities                   $  18,160          $  11,808
Other Non-Current Liabilities               $   3,478          $   3,492
Minority Interest in Net Income
  of Subsidiary                             $      61          $      48
Stockholders' Equity                        $ 158,004          $ 148,690
                                            .........          .........
Total Liabilities & Stockholders' Equity    $ 179,703          $ 164,038
                                            .........          .........
                                            .........          .........
Working Capital                             $ 104,041          $  94,656
Current Ratio                                    6.73               9.02